Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the registration statement (No. 333-252517) on Form S-4 of Huntington Bancshares Incorporated of our reports dated February 26, 2021, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, of TCF Financial Corporation, which reports appear in the Form 8-K of Huntington Bancshares Incorporated dated April 30, 2021.

/s/ KPMG LLP

Detroit, Michigan
June 8, 2021